EXHIBIT 10.11

EMPLOYMENT AGREEMENT

(Amendment No. 1)

This is Amendment No. 1 to the Employment Agreement dated October 14, 2004 by and between Fremont Michigan InsuraCorp, Inc., a Michigan corporation (“Employer”), and Richard E. Dunning (“Executive”).

Factual Background

Employer and Executive entered into an Employment Agreement dated October 14, 2004. The parties desire to amend the Employment Agreement as set forth below, including changes to conform the Employment Agreement to Section 409A of the Internal Revenue Code and the regulations issued thereunder.

It is therefore agreed:

1. Section 10.(c)(i) is hereby deleted in its entirety and replaced with the following:

“(i) Pay to the Executive, in thirty-six (36) equal monthly installments beginning with the first business day of the month following the Date of Termination, a cash severance amount equal to 2.99 times the Executive’s Average Annual Compensation; provided, however, that if the Executive is a Key Employee of the Employer on the Date of Termination, then each such installment that would otherwise be paid to the Executive within the first six (6) months following the Date of Termination shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Date of Termination, and all subsequent installments shall be paid in the manner specified. The Executive is a Key Employee of the Employer on the Date of Termination if he met the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and Code Section 409A and disregarding section 416(i)(5)) either: (1) if the Date of Termination falls on January 1 through March 31, during the 12-month period ending on December 31 of two years prior, or (2) if the Date of Termination falls on April 1 through December 31, during the 12-month period ending on December 31 of the prior year; and”

2. The following provision is hereby added to the end of Section 11:

“All Gross-Up Amounts and amounts payable pursuant to the preceding sentence shall be paid to the Executive not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the taxes are remitted to the taxing authority. Any expenses for which the Employer reimburses Executive pursuant to Section 4 or Section 10(d) in connection with any tax audit or litigation with respect to taxes that are the subject of this Section 11 shall be paid not later than the end of the Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the audit or litigation.”

3. Section 19 is deleted in its entirety and replaced with the following:

“19. Funding of Benefits. If the Executive’s employment is terminated for any of the reasons described in Section 10 (c) of this Agreement, the Employer shall establish a grantor trust of the type referred to as a “rabbi trust” to fully fund all of Executive’s compensation and benefits payable under this Agreement, the assets of which will be subject to the claims of creditors of Employer in the event of its insolvency. The benefits that become payable under this Agreement to the Executive shall be paid from the assets of that trust to the extent they are not paid directly by Employer.”

4. This Amendment No. 1 is made and effective as of November 23, 2010. All other provisions of the Employment Agreement shall remain in effect as written.

Employer:	Executive:

Fremont Michigan InsuraCorp, Inc.

By:
Donald VanSingel	Richard E. Dunning

Its: Chairman of the Board of Directors